Exhibit 99.1

                     ANNUAL TRUST CASH MANAGER'S CERTIFICATE

                         THE ROYAL BANK OF SCOTLAND PLC

      The undersigned, a duly authorised representative of The Royal Bank of Scotland plc ("RBS"), as Trust Cash Manager pursuant to the Receivables Trust Deed and Trust Cash Management Agreement (dated 27 March 2000 and amended and restated on 28 September 2000 and 27 October 2005) (the "Receivables Trust Deed and Trust Cash Management Agreement") by and between South Gyle Receivables Trustee Limited as trustee (the "Receivables Trustee"), RBS and RBS Advanta, does hereby certify that:

      RBS is Trust Cash Manager under the Receivables Trust Deed and Trust Cash Management Agreement.

      The undersigned is duly authorised to execute and deliver this Certificate to the Receivables Trustee. This Certificate is delivered pursuant to Clause 9.6 of the Receivables Trust Deed and Trust Cash Management Agreement.

      A review of the activities of the Trust Cash Manager during the period from January 1, 2005 until December 31, 2005 was conducted under the supervision of the undersigned.

      Based on such review, the Trust Cash Manager has, to the best of the knowledge of the undersigned, fully performed all its obligations under the Receivables Trust Deed and Trust Cash Management Agreement throughout such period and no default in the performance of such obligations has occurred or is continuing except as set out in paragraph 6 below.

      The following is a description of each default in the performance of the Trust Cash Manager's obligations under the provisions of the Receivables Trust Deed and Trust Cash Management Agreement, including any Supplement, known to the undersigned to have been made during such period which sets out in detail (i) the nature of each such default, (ii) the action taken by the Trust Cash Manager, if any, to remedy each such default and (iii) the current status of each such default:

      None

      IN WITNESS WHEREOF, the undersigned has duly executed this certificate this 30th day of March, 2006.


      /s/ Colin Baillie
      -----------------------------
      Name:  Colin Baillie

      Title: Director, Finance, Cards Finance